Exhibit (h)(1)

ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of November 15, 2021, by and between First American Funds Trust, a Massachusetts business trust, (the “Trust”), and U.S. Bancorp Asset Management, Inc., a Delaware corporation (the “Administrator”).

WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several series of shares of Common Stock; and

WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and other services as set forth herein to all portfolios of the Trust now and hereafter created (“Portfolios”), on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the administrative services set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

ARTICLE 2. Administrative Services. For the compensation set forth in Schedule A hereto, the Administrator shall perform, or supervise the performance by others of, administrative and other services as set forth herein in connection with the operations of the Portfolios. The Administrator is authorized to appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Portfolios. If the Administrator appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, the Administrator nevertheless shall remain liable to the Trust and the Portfolios for the acts and omissions of such other entities as if the Administrator itself performed such services. The Administrator shall promptly notify the Trust of any persons appointed on a subcontracted basis pursuant to this provision.

In addition, on behalf of the Trust, the Administrator will monitor and review the Trust’s relationships with vendors including relationships with custodians, depositories, transfer agents, accountants, the Trust’s legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios’ operations and, at the request of the Trust’s Board of Trustees, will investigate and assist in the selection of such service providers.

(A) Administrative and Accounting Services. The Administrator shall provide the Trust with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders’ and Trustees’ meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trust’s Board of Trustees, the Administrator shall make such reports to the Trust’s Trustees concerning the performance of its obligations hereunder as reasonably agreed to from time to time. Without limiting the generality of the foregoing, the Administrator, under the supervision of the Trust’s Board of Trustees, shall:

- calculate Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

- assist with preparation of prospectuses, statements of additional information, registration statements and proxy materials;

- prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust’s shares with state securities authorities, monitor sale of the Trust’s shares for compliance with state securities laws, and file with the appropriate securities authorities the registration statements and reports for the Trust and the Trust’s shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and its shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

- prepare communications to shareholders, including the annual and semi-annual reports to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to the Trust’s shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including the tabulation process for shareholder meetings;

- prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust’s distributor, subject to any approvals or reapprovals by the Trust’s Board of Trustees required by applicable law or Board procedures;

- maintain the Trust’s general ledger and prepare the Trust’s financial statements, including expense accruals and payments, determine the net asset value of the Trust’s assets and of the Trust’s shares, and provide for the payment of dividends and other distributions to shareholders;

- calculate performance data of the Trust and the Portfolios for dissemination to information services covering the investment company industry;

- coordinate and supervise the preparation and filing of the Trust’s tax returns;

- examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio directly or on a subcontracted basis as provided for herein and, at the request of the Trust’s Board of Trustees, report to the Board on the performance of such organizations;

- provide for and coordinate the layout and printing of publicly disseminated prospectuses and the Trust’s semi-annual and annual reports to shareholders;

- provide internal legal and administrative services as requested by the Trust from time to time;

- provide for and coordinate the design, development, and operation of the Trust, including new portfolio and class investment objectives, policies and structure;

- provide individuals reasonably acceptable to the Trust’s Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Board of Trustees;

- advise the Trust and the Trust’s Board of Trustees on matters concerning the Trust and its affairs;

- obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Board of Trustees;

- monitor and advise the Trust and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

- perform all administrative services and functions required for the operation of the Trust and each Portfolio to the extent such administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust’s or such Portfolio’s investment advisory agreement, distribution agreement, custodian agreement and transfer agency agreement;

- furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable;

- prepare and file with the Securities and Exchange Commission the semi-annual reports for the Trust on Form N-CEN and Form N-CSR, quarterly reports on Form N-Q, annual proxy voting reports on Form N-PX and all required notices pursuant to Rule 24f-2; and

- organize and coordinate meetings of the Trust’s Board of Trustees and the committees thereof.

(B) Other Services. The Administrator shall establish a call center to answer shareholder inquiries and provide information and data to prospective shareholders or marketing materials to selling brokers and potential selling brokers. In addition, to the extent it deems appropriate, the Administrator shall contract with broker-dealers, financial institutions and other entities for the provision of recordkeeping and other customary services related to omnibus accounts established by such entities, or for the provision of shareholder services or other appropriate services, and shall pay such entities out of its own assets for the provision of such services. The Administrator will also perform such other services for the Trust as agreed from time to time at the request of the Trust’s Board of Trustees, including, but not limited to, performing internal audit examinations; mailing annual reports of the Portfolios; preparing a list of shareholders; and mailing notices of shareholders’ meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator’s out-of-pocket expenses.

ARTICLE 3. Allocation of Charges and Expenses.

(A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are officers or employees of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

(B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for outside Trust counsel (including, if applicable, counsel to the Trust’s independent trustees) and independent auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated officers or employees of the Administrator or any affiliated corporation of the Administrator, insurance, interest, brokerage costs, dues and other expenses incident to the Trust’s membership in the Investment Company Institute and other like associations, shareholder meetings, corporate reports and reports and notices to shareholders, litigation and other extraordinary or nonrecurring expenses, all fees and charges of investment advisers to the Trust, Rule 12b-1 fees and reasonable reimbursement for out-of-pocket expenses including, without limitation, postage and telephone communications expense. The Administrator shall provide such information to the Board at such times as the Board may reasonably request to enable the Board to monitor such Trust expenses.

ARTICLE 4. Compensation of the Administrator.

(A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust (for and on behalf of each Portfolio or class of shares thereof, as applicable) shall pay to the Administrator compensation at an annual rate, which is calculated and accrued daily and paid to the Administrator monthly, as specified in Schedule A.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator’s compensation for the preceding month shall be made promptly.

In addition to the fee paid pursuant to this Article 4, the Trust will reimburse the Administrator for out-of-pocket expenses or advances incurred by the Administrator in connection with the Administrator’s performance of services hereunder, as set forth in Schedule A to this Agreement.

(B) Survival of Compensation Rates. All rights to compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term “Administrator” shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

So long as the Administrator acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The Administrator shall indemnify and hold harmless the Trust and each Portfolio from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by the Administrator as a result of the Administrator’s willful misfeasance, bad faith or negligence.

In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the Administrator’s rights hereunder.

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and reasonably satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse, subject and pursuant to the provisions of this Article 5, the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

The Administrator may apply to the Trust at any time for instructions and may consult outside counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, other than documents signed or presented by officers, directors, employees and other corporate agents of the Administrator.

ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

ARTICLE 7. Duration of this Agreement. The term of this Agreement, unless sooner terminated as specified below, shall commence on November 15, 2021 and shall remain in effect for one year thereafter. This Agreement shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees, including the specific approval of a majority of the trustees who are not interested persons of the Trust.

The Administration Agreement will be terminable by the Trust with respect to any Portfolio by delivery to the Administrator of written notice: (i) for any reason on six months’ prior written notice to the Administrator; (ii) in the event of the Administrator’s bankruptcy or insolvency; (iii) in the event of a conviction of the Administrator for corporate criminal activity; (iv) if the Administrator has materially breached the Agreement, and such material breach has not been cured within 45 days after written notice is received by the Administrator specifying the nature of the material breach. The Agreement will be terminable by the Administrator by delivery to the Portfolios of written notice of termination delivered no less than 180 days prior to the end of the Initial Term (as extended if applicable).

This Agreement shall not be assignable by the Trust or by the Administrator without the written consent of the other party.

ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party.

ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

ARTICLE 10. Definitions of Certain Terms. The terms “interested person” and “affiliated person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

ARTICLE 11. Notice. Any notice required or permitted to be given by one party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party (a) in the case of notice to the Trust, to the Chair of the Board of Trustees of the Trust at the last address furnished by such person or, if the Chair is an affiliated person or interested person of the Administrator, to the Trustees of the Trust who are not such affiliated persons or interested persons at the last addresses furnished by such persons, and (b) in the case of notice to the Administrator, to the last address furnished by the Administrator for such purpose.

ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FIRST AMERICAN FUNDS TRUST

By:	/s/ James D. Palmer
James D. Palmer
Vice President

U.S. BANCORP ASSET MANAGEMENT, INC.

By:	/s/ Jill M. Stevenson
Jill M. Stevenson
Head of Operations and Mutual Fund Treasurer

Schedule A to the Administration Agreement Dated as of November 15, 2021,
Between First American Funds Trust (the “Trust”) and
U.S. Bancorp Asset Management, Inc. (the “Administrator”)

Administration Fees

Pursuant to Article 2, the Trust shall pay the Administrator compensation for services rendered to each Portfolio, calculated daily and paid monthly at the annual rates set forth in the following table. Such rates are based on the net assets of all open-end First American mutual funds for which the Administrator acts as investment adviser and provides administrative services (“Complex-Wide Assets”):

Complex-Wide Assets (in billions)	Class A Share Fee (per annum)	Fee for All Other Classes (per annum)
First $8 billion	18.0 bp	13.0 bp
Next $17 billion	16.5 bp	11.5 bp
Next $25 billion	15.0 bp	10.0 bp
Assets over $50 billion	13.0 bp	8.0 bp

Complex-Wide Assets at the end of each day are applied to the above fee schedule to determine the hypothetical fee that would be charged if such schedule were applicable to all open-end mutual funds for which the Administrator acts as investment adviser and provides administrative services (the “Complex-Wide Fee”). Each Portfolio is then charged an administrative fee (accrued daily and calculated and paid monthly) equal to its proportionate amount of the Complex-Wide Fee, determined based on the Portfolio’s proportionate amount of Complex-Wide Assets.

Out-of-Pocket Expenses

In addition to paying the Administrator the fees described above, the Trust agrees to reimburse the Administrator for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

(a)	All postage and delivery charges incurred by the Administrator in delivering materials to and from the Trust;

(b)	All telephone, telecopy or other electronic transmission and communication expenses incurred by the Administrator in communication with the Trust, the Trust’s custodian or others as required for the Administrator to perform the services to be provided hereunder;

(c)	The Trust’s pro rata share of the cost of the Administrator obtaining pricing service quotations;

(d)	The cost of any media used to create and store records or other materials;

(e)	All systems-related expenses associated with the provision of special reports and services;

(f)	Any expenses the Administrator shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

(g)	Any additional expenses, agreed to in advance by the Trust, reasonably incurred by the Administrator in the performance of its duties and obligations under this Agreement.